                                                                  EXECUTION COPY

                                                                    EXHIBIT 10.3

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                       ACUFF-ROSE MUSIC PUBLISHING, INC.,
                             ACUFF-ROSE MUSIC, INC.,
                               MILENE MUSIC, INC.,
                             SPRINGHOUSE MUSIC, INC.

                                       AND

                              HICKORY RECORDS, INC.

                                 ON THE ONE HAND

                                       AND

                          SONY/ATV MUSIC PUBLISHING LLC

                                ON THE OTHER HAND

                               DATED: JULY 1, 2002

                                TABLE OF CONTENTS

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                                                                                                                     PAGE NO.
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ARTICLE 1.          DEFINITIONS..................................................................................           1

ARTICLE 2.          PURCHASE AND SALE OF ASSETS..................................................................          10

      2.1       Sale And Purchase Of Assets......................................................................          10
      2.2       Assumption Of Certain Liabilities By Buyer.......................................................          12
      2.3       Purchase Price...................................................................................          13
      2.4       Pre-Closing Receipts; Expense Reimbursement......................................................          13
      2.5       The Closing......................................................................................          14
      2.6       Deliveries at the Closing........................................................................          14
      2.7       Assumed Contracts................................................................................          16
      2.8       Allocation of Purchase Price.....................................................................          16

ARTICLE 3.          REPRESENTATIONS AND WARRANTIES OF BUYER......................................................          16

      3.1       Organization of Buyer............................................................................          17
      3.2       Authorization of Transaction.....................................................................          17
      3.3       Noncontravention.................................................................................          17
      3.4       Brokers' Fees....................................................................................          17
      3.5       Sufficient Funds.................................................................................          17

ARTICLE 4.          REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS AND SUBSIDIARIES...........................          17

      4.1       Organization, Qualification, and Corporate Power.................................................          17
      4.2       Authorization of Transaction.....................................................................          18
      4.3       Capitalization...................................................................................          18
      4.4       Noncontravention.................................................................................          18
      4.5       Brokers' Fees....................................................................................          19
      4.6       Title to Tangible Assets.........................................................................          19
      4.7       Legal Compliance.................................................................................          19
      4.8       Subsidiary Liabilities...........................................................................          19
      4.9       Real Property....................................................................................          19
      4.10      Tangible Assets..................................................................................          20
      4.11      Contracts........................................................................................          20
      4.12      Litigation.......................................................................................          21
      4.13      Employees........................................................................................          21
      4.14      Environmental, Health, and Safety Matters........................................................          21
      4.15      Performance Rights Societies; Agents.............................................................          22
      4.16      Compositions; Masters............................................................................          22
      4.17      Unrecouped Advances to Sellers...................................................................          23
      4.18      Limitation of Payments...........................................................................          23
      4.19      Licenses and Subpublishing Agreements............................................................          23
      4.20      Historical NPS and NRR...........................................................................          23


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
      4.21      Names............................................................................................          24
      4.22      Top 120 Songs....................................................................................          24
      4.23      Renewal Rights...................................................................................          24
      4.24      Notice of Termination............................................................................          24
      4.25      Schedule of Compositions and Masters.............................................................          24
      4.26      Songwriter Agreements............................................................................          24
      4.27      Trademarks and Domain Names......................................................................          24

ARTICLE 5.          PRE-CLOSING COVENANTS........................................................................          25

      5.1       General..........................................................................................          25
      5.2       Notices and Consents.............................................................................          25
      5.3       Operation of Business............................................................................          25
      5.4       Preservation of Business.........................................................................          25
      5.5       Full Access......................................................................................          25
      5.6       Notice of Developments...........................................................................          26
      5.7       Acquisition Proposals............................................................................          26
      5.8       HSR Filings......................................................................................          26

ARTICLE 6.          POST-CLOSING COVENANTS.......................................................................          26

      6.1       General..........................................................................................          26
      6.2       Litigation Support...............................................................................          27
      6.3       Transition.......................................................................................          27
      6.4       Confidentiality..................................................................................          27
      6.5       Employee Benefits Matters........................................................................          27
      6.6       Bulk Sales.......................................................................................          27

ARTICLE 7.          CONDITIONS TO OBLIGATION TO CLOSE............................................................          28

      7.1       Conditions to Obligation of Buyer................................................................          28
      7.2       Conditions to Obligation of Sellers and the Subsidiaries.........................................          28

ARTICLE 8.          INDEMNIFICATION..............................................................................          29

      8.1       Survival of Representations and Warranties.......................................................          29
      8.2       Indemnification Provisions for Benefit of Buyer..................................................          29
      8.3       Indemnification Provisions for Benefit of Sellers................................................          29
      8.4       Procedure for Matters Involving Third Parties....................................................          30
      8.5       Limitations on Sellers' Indemnification Liability................................................          31
      8.6       Limitations on Buyer's Indemnification Liability.................................................          31
      8.7       Determination of Adverse Consequences............................................................          32
      8.8       Breach of Representations or Warranties of Copyright Ownership by Sellers; Damage Calculation....          32
      8.9       Exclusive Remedy.................................................................................          33

ARTICLE 9.          TAX MATTERS..................................................................................          33

      9.1       Tax Periods......................................................................................          33
      9.2       Refunds and Tax Benefits.........................................................................          33
      9.3       Certain Taxes....................................................................................          33
      9.4       Cooperation on Tax Matters.......................................................................          34

      9.5       Tax Audits.......................................................................................          34

ARTICLE 10.         TERMINATION..................................................................................          34

      10.1      Termination of Agreement.........................................................................          34
      10.2      Effect of Termination; Specific Performance......................................................          35

ARTICLE 11.         MISCELLANEOUS................................................................................          35

      11.1      Press Releases and Public Announcements..........................................................          35
      11.2      No Third-Party Beneficiaries.....................................................................          36
      11.3      Entire Agreement.................................................................................          36
      11.4      Succession and Assignment........................................................................          36
      11.5      Counterparts.....................................................................................          36
      11.6      Headings.........................................................................................          36
      11.7      Notices..........................................................................................          36
      11.8      Governing Law....................................................................................          37
      11.9      Amendments and Waivers...........................................................................          37
      11.10     Severability.....................................................................................          37
      11.11     Expenses.........................................................................................          37
      11.12     Construction.....................................................................................          38
      11.13     Incorporation of Exhibits and Schedules..........................................................          38

ATTACHMENTS

Exhibit A - Assignment/Assumption Agreement

Exhibit B - Bill of Sale

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement") is made the 1st day of July, 2002, by and between Acuff-Rose Music Publishing, Inc., a Tennessee corporation ("Acuff-Rose"), Acuff-Rose Music, Inc., a Tennessee corporation ("Acuff-Rose Music"), Milene Music, Inc., a Tennessee corporation ("Milene"), Springhouse Music, Inc., a Tennessee corporation ("Springhouse"), and Hickory Records, Inc., a Tennessee corporation ("Hickory", and, together with Acuff-Rose, Acuff-Rose Music, Milene and Springhouse, the "Sellers") on the one hand, and Sony/ATV Music Publishing LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS:

      WHEREAS, Sellers are in the business, either directly and/or indirectly through the operation of agreement(s) with any Person, of acquiring, publishing and exploiting musical compositions and producing, distributing and exploiting sound recordings (the "Business"); and

      WHEREAS, Sellers desire to sell, and Buyer desires to purchase, substantially all the assets of Sellers (with certain exceptions) used in connection with the Business and to assume certain of the liabilities and obligations of Sellers relating thereto, all upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, Buyer and Sellers (collectively, the "Parties") agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

      "Accounts Receivable" means all claims, choses in action, debts, receivables, accounts, royalties, advances, fees, monies, and all other rights to receive monies or other property from any and all sources (including without limitation all sums realized after the Cut-off Date from audit examinations of Sellers' licensees for any period prior to or after the Cut-off Date) which are:
(a) owing to the Sellers or the Subsidiaries; (b) as a result of the exploitation of the Compositions, the Masters or any other Asset, anywhere in the world; and (c) have not been actually received by Sellers or the Subsidiaries prior to or on the Cut-off Date, regardless of when earned, accrued or due. Accounts Receivable includes a note receivable by Dean Dillon effective July 1, 1997.

      "Acuff-Rose" has the meaning set forth in the preface to this Agreement.

      "Acuff-Rose Music" has the meaning set forth in the preface to this Agreement.

      "Acquisition Documents" means all contracts, agreements, assignments and other instruments of the Business, whereby the Sellers or their

Subsidiaries or any of Sellers' or their Subsidiaries' predecessors-in-interest acquired proprietary rights or rights of control in or to the Assets (including without limitation the Songwriter Agreements).

      "Acquisition Proposal" has the meaning set forth in Section 5.7.

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (other than consequential or punitive damages), dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Applicable Rate" means the corporate base rate of interest published from time to time in the Wall Street Journal.

      "Artist" means the featured vocalists or instrumentalists performing on a Master.

      "Artist/Producer Agreements" means all contracts, agreements or other instruments of transfer between Sellers and recording Artists, Producers or other parties to whom royalties are due or who furnished services in connection with the creation, delivery and/or transfer of Masters and Videos or any entity furnishing the services of such persons.

      "Artwork" means all artwork, photographs, liner notes and other graphic and textual material created for use in packaging phonorecords derived from the Masters and in packaging Videos, together with the copyrights therein and all renewals, extensions, continuations, and restorations and reversions of such copyrights owned or controlled by Sellers, in all countries of the world or otherwise throughout the universe (subject to any third party termination rights), as well as all causes of action with respect thereto.

      "Assets" has the meaning set forth in Section 2.1.

      "Assignment/Assumption Agreement" has the meaning set forth in Section
2.6.

      "Assumed Contracts" has the meaning set forth in Section 2.7.

      "Assumed Liabilities" has the meaning set forth in Section 2.2.

      "Bill of Sale" has the meaning set forth in Section 2.6.

      "Business" has the meaning set forth in the recitals to this Agreement.

      "Buyer" has the meaning set forth in the preface to this Agreement.

      "Buyer Closing Documents" has the meaning set forth in Section 2.6.

      "Claim Notice" has the meaning set forth in Section 8.4.

      "Closing" has the meaning set forth in Section 2.5.

      "Closing Date" has the meaning set forth in Section 2.5.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Compositions" means: (a) all musical compositions, or portions thereof, owned or controlled, in whole or in part, by Sellers (to the extent of Sellers' interest therein) as of the Effective Date, including but not limited to the musical works identified on Schedule 4.25(a); as well as (b) all musical compositions that Sellers have the right to acquire at any time after the Effective Date pursuant to any of the Acquisition Documents (to the extent of Sellers' interest therein). The musical compositions described in subsections
(a) and (b) shall include: musical compositions whether the same were originally claimed or registered as a musical composition or as a musical part of a dramatico-musical work and shall also include, but shall not be limited to, any music, lyrics, titles and/or cues, whether domestic or foreign, and any arrangement, adaptation, edition, translation into a foreign language or derivative work based thereon and all right, title and interest in and to such musical compositions and the Copyright Interest therein.

      "Copyright Interest" shall mean, with respect to the Compositions, the Masters, and all other copyrightable subject matter to be acquired by Buyer hereunder, all copyrights therein and all renewals, extensions, continuations and restorations and reversions of such copyrights (whether vested, contingent or inchoate and whether such renewals, extensions, continuations, restorations and reversions are now in existence or come into existence as a result of future legislation or the interpretation thereof) in all countries of the world or otherwise throughout the universe (subject to any third party termination rights), as well as all causes of action, including those for infringement, arising from the date of creation of each such musical composition, whether now known or unknown to Buyer or Sellers in all events.

      "Confidential Information" means any information concerning the businesses and affairs of Sellers and their Affiliates, as the case may be, that is not generally available to the public, including all proprietary information concerning the operations of the Business and the financial condition thereof, information constituting trade secrets or know-how, business plans, and notes, summaries, analyses and other material prepared by Buyer based on the information provided by Sellers.

      "Contract Consents" has the meaning set forth in Section 2.7.

      "Cut-off Date" means June 30, 2002.

      "Effective Date" means July 1, 2002, and, after the Closing, the conveyance of Assets hereunder shall be effective as of 12:01 a.m. on such date.

      "Environmental, Health, and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, or pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "Equipment" has the meaning set forth in Section 2.1.

      "Excluded Assets" has the meaning set forth in Section 2.1.

      "Excluded Liabilities" has the meaning set forth in Section 2.2.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Hazardous Materials" means (i) any substance, contaminant, material, element, compound, mixture, solution, waste, chemical or pollutant that is now or hereafter listed, defined, characterized or regulated as hazardous, toxic, or dangerous pursuant to any Environmental, Health and Safety Requirements, (ii) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (iii) polychlorinated biphenyls, asbestos, radon and urea formaldehyde, and (iv) radioactive substances, materials or wastes.

      "Hickory" has the meaning set forth in the preface to this agreement.

      "HSR Act" has the meaning set forth in Section 5.8.

      "Indemnified Party" has the meaning set forth in Section 8.4.

      "Indemnifying Party" has the meaning set forth in Section 8.4.

      "Intellectual Property" means rights in the following Assets owned or controlled by Sellers or the Subsidiaries: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications (including for the Acuff-Rose publishing administration system (PAS)), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, slogans, internet domain names, telephone numbers, and all goodwill associated therewith, together with all translations, adaptations, derivations, combinations, applications, registrations, and renewals relating thereto, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto,
(d) all computer software (including data and related documentation), (e) all advertising and promotional materials, (f) all other proprietary rights, and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); provided that Intellectual Property does not include the Compositions or the Masters.

      "IP Assignments" has the meaning set forth in Section 2.6.

      "IRS" means the Internal Revenue Service.

      "Knowledge" means actual knowledge of Jerry Bradley, Ken Owen, Troy Tomlinson and the officers of the Sellers listed on Schedule 4.1, or matters that would reasonably be expected to come to their attention in the Ordinary Course of Business, and shall include the results of any investigation conducted by such persons prior to the Closing Date, but shall not be construed as imposing any obligation on such persons to conduct any additional investigation.

      "Licenses" means all mechanical licenses, synchronization licenses, print licenses, Subpublishing Agreements, licenses to foreign publishers and other licenses to which the Sellers or any of the Subsidiaries is a party, or which were issued by any other Person on Sellers' behalf or any of Sellers' Affiliates' behalf, granting to any Person the right to exploit, administer or otherwise utilize any of the Compositions, the Record Assets or any portion thereof (including, but not limited to, Sellers' and the Writers' affiliation agreements with the applicable performing rights societies).

      "Masters" means all master sound recordings, owned or controlled, in whole or in part, by Sellers, including, without limitation, tape masters, reference lacquers, work parts and out-takes and phonorecords derived from such master recordings, including but not limited to, those listed on Schedule 4.25(b), together with the Copyright Interest therein.

      "Milene" has the meaning set forth in the preface to this Agreement.

      "Miscellaneous Assets" means the following tangible assets of the Business wherever located: (A) microfilm and microfiche; (B) "demo" recordings and other sound recordings; (C) lead sheets, cue sheets, musical scores, artwork, paper, plates, blocks, folios and arrangements; (D) records, documents, including, without limitation, copyright certificates, and files, regardless of medium of storage; (E) accounting and bookkeeping records related inter alia to receipts and royalty activities including, but not limited to the Acuff-Rose publishing administration system (PAS) and the File Net imaging system and Sellers' rights in all software and hardware relating thereto, rate cards, computer records (excluding "Right Trade" or other computer programs or computer software licensed to Sellers by a third party) and files necessary for the day-to-day administration of the Business and royalty statements prepared by Sellers for prior accounting periods; (F) all recordings and brochures, catalogues and the like; (G) all correspondence files relating to the Compositions or the Business; and (H) any other documents, recordings or things owned by Sellers and used in the Ordinary Course of Business.

      "Names" means the Publishing Names and the Record Name.

      "Net Publisher's Share" or "NPS" means all gross fees, payments and royalty revenues actually received by Sellers as to Compositions in the United States (from sources throughout the world) derived as a result of the exploitation of any of the Compositions (collectively, "Gross Revenues"), less any amounts of any nature relating to such Gross Revenues which are actually paid or are payable by Sellers or the Subsidiaries (or which are credited by Sellers against advances previously paid by Sellers or the Subsidiaries or its predecessors-in-interest) to any Writer, joint owners of the Compositions or any rights therein, holders of Outside Interests and any other Persons, including, without limitation, co-publishers and administrators of the Compositions (unless such third-party administrators deduct their fees and charges prior to payment to Sellers or the Subsidiaries or affording credit to Sellers or the Subsidiaries, in which event such fees and charges will not be deducted for a second time) or other royalty or income participants, but foreign subpublishing fees shall not be deducted. For purposes of computing Net Publisher's Share there shall be no acceleration of payment of any Gross Revenues to a time earlier than the time at which such payment otherwise would have been made so as to prematurely include such payments in an accounting period with a view toward distorting Net Publisher's Share for such period. Notwithstanding the foregoing, the following items shall not be included in the computation of Net Publisher's Share: (a) income not specifically attributable to the exploitation of the Compositions (including, but not limited to, interest accrued or accruing on deposits); (b) Unrecouped Seller Advance Balances; or (c) amounts utilized to recoup advances paid by Sellers or the Subsidiaries or their predecessors-in-interest to third parties. Calculation of NPS shall include "black box income" which has been received during the period presented in respect of the Compositions including from foreign sources from previously unallocated royalty funds.

      "Net Recording Receipts" or "NRR" means the gross amounts received by Sellers from the exploitation of the Masters, less (i) royalties payable to Artists, Producers and any other royalty recipients; and (ii) any amounts which Sellers are obligated to pay to other third parties in connection therewith (such as, without limitation, mechanical copyright payments, AFM and other union fund payments).

      "Ordinary Course of Business" means the Sellers' ordinary course of business consistent with past custom and practice.

      "Outside Interest" means any interest in any of the Compositions (other than the undivided interests in the Compositions that are being assigned to Buyer pursuant to the terms of this Agreement) which is owned by any Person, whether such interest is an undivided interest in the copyrights in any Composition or the right to receive royalties or other payments as a result of the use or exploitation of any Composition or a combination thereof. Notwithstanding the foregoing, no Writer shall be deemed to be a holder of Outside Interests for the purposes of this Agreement, unless the Writer also owns an undivided interest in the copyright in and to any Composition.

      "Party" has the meaning set forth in the preface to this Agreement.

      "Permitted Encumbrances" means (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements that constitute Assumed Contracts, and (c) recorded easements, covenants and other restrictions, building and zoning restrictions and other encumbrances, covenants, rights of way, easements and restrictions and other title matters affecting and related to the Property none of which unreasonably interfere with the current use, enjoyment or occupancy of the Property by Sellers, or which are disclosed in Schedule 2.1(a)(ii). There are no Permitted Encumbrances on the Publishing Assets or the Record Assets.

      "Person" means any natural person, legal entity, association or other organized group of natural persons or entities, or the successors, assigns and representatives of the foregoing.

      "Prepaid Expenses" has the meaning set forth in Section 2.1.

      "Producer" means the individual who performed the services of a producer in connection with any Master or Video.

      "Property" has the meaning set forth in Section 2.1.

      "Publishing Assets" means the following:

            (a)   The Compositions;

            (b)   Acquisition Documents;

            (c)   Accounts Receivable;

            (d)   Miscellaneous Assets;

            (e)   Licenses;

            (f)   Rights of Administration;

            (g)   Recoupment Rights;

            (h)   The Publishing Names; and

            (i)   Songwriter Agreements.

      "Publishing Names" means the trademarks and trade names "Acuff-Rose Music," "Milene Music," and "Springhouse Music," along with the goodwill appurtenant thereto, and any state or federal registrations or pending applications for state or federal registration of any of said trademarks and/or trade names.

      "Purchase Price" has the meaning set forth in Section 2.3.

      "Real Estate Conveyances" has the meaning set forth in Section 2.6.

      "Record Acquisition Documents" means all contracts, agreements, assignments and other instruments of the Business whereby Sellers or the Subsidiaries or any of Sellers' or the Subsidiaries' predecessors-in-interest acquired proprietary rights or rights of control in or to the Record Assets, including Artist/Producer Agreements.

      "Record Assets" means the following recording interests of Sellers or its
Affiliates:

            (a)   The Masters;

            (b)   The Videos;

            (c)   The Artwork;

            (d)   The Record Acquisition Documents;

            (e)   The Record Name; and

            (f)   The Artist/Producer Agreements.

      "Record Name" means the trademark and trade name "Hickory Records," along with the goodwill appurtenant thereto, and any state or federal registrations or pending applications for state or federal registration of said trademark and/or trade name.

      "Recoupment Rights" means the right to recoup the balance of all advances paid by Sellers or any of the Subsidiaries (or which were paid by Sellers' or any of the Subsidiaries' predecessors-in-interest and acquired by Sellers or any of the Subsidiaries) on or before the Closing Date to Writers, co-publishers, income participants, holders of Outside Interests, Artists, Producers, and other Persons to the extent such advances have not been recouped on or before the Cut-off Date.

      "Restrictions" means any agreements, judgments, orders or awards of any nature limiting or restricting Sellers' rights as of the Closing Date to publish or administer any of the Compositions or any other Publishing Asset or to exercise the Rights of Administration. Restrictions also include: (i) any agreement which grants to any Person, including, but not limited to, Seller and the Subsidiaries, the right to claim a reversion or a reversionary interest in any Publishing Asset upon the transfer thereof to Buyer or otherwise; (ii) the right of any Person, other than any Writer or any holder of an Outside Interest, to participate in the income derived from the exploitation of the Compositions or any of them; and (iii) any agreement of any nature which would reduce the right of Buyer to collect or otherwise prevent or delay Buyer from collecting all income derived from the use or exploitation of the Publishing Assets or any of them (other than the Writer's Performance Income Share). For purposes of clarification, it is understood and agreed that the term "Restrictions," as used in this Agreement shall not include any rights of approval granted to Writers with respect to changes in or the exploitation of any Composition as expressly set forth in the Songwriter Agreements or other Acquisition Documents.

      "Rights of Administration" means all rights of whatsoever nature in the Publishing Assets, including, but not limited to, the rights to publish, administer, exploit in any and all media of whatsoever nature, whether now known or hereafter devised, deal in, transfer or otherwise dispose of the Compositions or any of them or any right therein throughout the world, and to collect all income, compensation or consideration of whatsoever nature arising out of the exercise of such Rights of Administration (except only the Writer's Performance Income Share); the right to institute, pursue and compromise all claims and choses in action existing at the Cut-off Date no matter when the same arose or arising at any time after the Cut-off Date; the right to undertake audit examinations of licensees (including for periods prior to the Cut-off Date) and other users of the Compositions or of any Person who deals in or controls any rights in and to any of the Publishing Assets and to retain the results thereof. Included within the Rights of Administration are the non-exclusive, perpetual rights to use the name, image and likeness of, and biographical information concerning, the Writers and to reproduce, print, publish or disseminate the same in any medium or by any method, now or hereafter known, for the purpose of exploiting, administering and otherwise dealing with the Compositions or any of them and to authorize others to exercise any of the foregoing rights, subject to any approval rights or Restrictions contained in the Acquisition Documents or the Songwriter Agreements.

      "Schedules" has the meaning set forth in Article 4.

      "Section 338 Election" has the meaning set forth in Section 2.8.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Security Interest" means any mortgage, pledge, lien, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens,
(b) liens for Taxes not yet due and payable, (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, and (d) encumbrances, covenants, easements and restrictions affecting the Real Property other than Permitted Encumbrances.

      "Sellers" has the meaning set forth in the preface to this Agreement.

      "Sellers' Material Adverse Effect" has the meaning set forth in Section
4.1.

      "Sellers' Closing Documents" has the meaning set forth in Section 2.6.

      "Songwriter Agreements" means all agreements whereby Sellers or the Subsidiaries or their predecessors-in-interest acquired rights in the Compositions from the Writers thereof. Songwriter Agreements include those agreements whereby Sellers or the Subsidiaries have acquired the rights to the products of the exclusive services of Writers to be created in the future.

      "Springhouse" has the meaning set forth in the preface to this Agreement.

      "Subpublishing Agreements" means all agreements whereby Sellers or any of the Subsidiaries authorized any Person to administer and act as a publisher of one or more of the Compositions on a general basis and to grant rights in such Composition(s) to users or other Persons in a particular country or group of countries outside the United States or Canada. Notwithstanding the foregoing, any agreements whereby Sellers or any of the Subsidiaries authorized any Person to administer only a particular right in one or more Compositions (such as agreements with performing rights and mechanical rights licensing organizations, agencies and societies), and whereby any Person does not assume general responsibility for exploiting the Composition(s) concerned, are not Subpublishing Agreements for the purposes of this Agreement.

      "Subsidiaries" has the meaning set forth in Section 2.1(a).

      "Tax" or "Taxes" means all past, present and future taxes, levies, duties, imposts, deductions, charges, assessments, fees, liens or withholdings and all liabilities (including, without limitation, all interest, penalties and additions to tax) with respect thereto imposed on Sellers or any member of any Seller, any Subsidiary, the Acquired Assets, this Agreement or any activity in relation thereto.

      "Taxing Authority" means any governmental or regulatory organization which has the right and/or authority to impose or levy any Taxes.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Third Party Claim" has the meaning set forth in Section 8.4.

      "Unrecouped Seller Advance Balances" means advances with respect to the Assets paid, at any time prior to the Cut-off Date, to Sellers by any Person which advances remain unrecouped as of the semi-annual accounting period ending on June 30, 2002.

      "Videos" means any and all audiovisual works in all configurations and versions, owned or controlled, in whole or in part, by Sellers, together with the copyrights therein and all renewals, extensions, continuations and restorations and reversions of such copyrights owned or controlled by Sellers, in all countries of the world or otherwise throughout the universe, as well as all causes of action with respect thereto, subject to any third party termination rights.

      "Writer" and "Writers" means the authors, composers and lyricists who wrote and/or composed the Compositions or any of them.

      "Writer's Performance Income Share" means royalties, fees or other income payable to any Writer (as the author/composer of any of the Compositions) by the American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI"), SESAC, Inc. ("SESAC") or any other applicable performing rights society which may succeed to the rights of ASCAP, BMI and/or SESAC, as compensation for the exploitation of non-dramatic public performance rights in the Compositions. The Writer's Performance Income Share shall not include any portion of the royalties, fees or other income payable to Buyer or Buyer's Affiliates, licensees or subpublishers, as a result of the nondramatic public performance of the Compositions, which is denominated as the so-called "publisher's share".

                                   ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

      2.1 SALE AND PURCHASE OF ASSETS.

            (a) Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, effective as of the Effective Date, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, receive and accept from Sellers all of the assets of Sellers used in the operation of the Business, as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the "Assets"). Without limiting the generality of the foregoing, the term "Assets" shall include the following:

                  (i) All office machinery and equipment, furniture and fixtures and all other items of personal property owned or leased by Sellers, the principal items of which are listed on Schedule 2.1(a)(i) annexed hereto (the "Equipment");

                  (ii) All interests in real property (including all buildings and fixtures thereon) owned by Sellers at 65 Music Square West, 1706 Grand Avenue and 1708 Grand Avenue, Nashville, Tennessee and described in Schedule 2.1(a)(ii) (the "Property");

                  (iii) All of Sellers' rights in and to the Assumed Contracts;

                  (iv) All of Sellers' rights in the Publishing Assets, the
            Record Assets and the Intellectual Property;

                  (v) Sellers' Accounts Receivable, other than intercompany
            receivables;

                  (vi) All of Sellers' deposits, prepaid rent and other expenses relating to the Business (other than Sellers' prepaid corporate charge allocation for insurance and benefits) (the "Prepaid Expenses");

                  (vii) All of Sellers' books, records and files related to
            operations of the Business;

                  (viii) All of Sellers' inventory used in connection with the
            Business;

                  (ix) All of the outstanding capital stock of Acuff-Rose Music
            Limited, Acuff-Rose Musikverlag GmbH, Editions Acuff Rose France SavL and Acuff Rose Scandia, A.B. (the "Subsidiaries"); and

                  (x) All of the goodwill of Sellers relating to the Business.

            (b) Excluded Assets. There shall be excluded from the Assets to be transferred to Buyer hereunder the following assets of Sellers (the "Excluded Assets"):

                  (i) Cash, cash equivalents and securities of Sellers (other than the Capital Stock of the Subsidiaries) as of the Cut-off Date;

                  (ii) Books and records which may be necessary for Sellers to retain for the purposes of any statute, rule, regulation or ordinance or for Tax Returns or for other tax purposes or to verify payment of royalty obligations (copies of which will be provided to Buyer);

                  (iii) All claims for, rights to, and payments of, Tax credits, abatements and refunds of previously paid Taxes, and all other Tax benefits of Sellers, relating to federal, state, local or foreign income, franchise, sales, use, payroll, withholding and similar Taxes and charges in respect of income or operations of the Business on or prior to the Cut-off Date;

                  (iv) All insurance contracts (including life insurance
            policies on the lives of past or present management) and rights of Sellers thereunder, including premium refunds and settlements relating thereto;

                  (v) All rights in and to the assets of any Employee Benefit
            Plan;

                  (vi) Sellers' prepaid corporate charge allocation for
            insurance and benefits and other expenses;

                  (vii) Those Assumed Contracts for which a required Contract
            Consent has not been obtained;

                  (viii) Accounts Receivable from intercompany accounts
            including Accounts Receivable of the Subsidiaries;

                  (ix) All of the outstanding shares of capital stock of each of
            Acuff-Rose Music, Milene, Springhouse and Hickory; and

                  (x) Those additional assets identified on Schedule 2.1(b)
            hereto.

            (c) Sale and Transfer of Assets. Sellers covenant that the sale and transfer of the Assets by Sellers to Buyer as of the Closing Date shall be made free and clear of all liabilities, Security Interests, liens, claims and encumbrances, except (i) Assumed Liabilities; (ii) Permitted Encumbrances on the Property; and (iii) as otherwise specifically provided in this Agreement.

      2.2 ASSUMPTION OF CERTAIN LIABILITIES BY BUYER.

            (a) Assumed Liabilities. On the Closing Date, effective as of the Effective Date, Buyer shall assume and thereafter shall pay and perform, satisfy and otherwise discharge only the following liabilities and obligations of Sellers that arise from the Business (the "Assumed Liabilities"):

                  (i) All obligations and liabilities arising or accruing under the Assumed Contracts after the Cut-off Date;

                  (ii) All liabilities of the Subsidiaries arising or accruing under the contracts of Subsidiaries after the Cut-off Date subject to Section 4.8 hereof; and

                  (iii) All liabilities with respect to audit claims or other entitlements of third parties for royalties or payments (including interest) under the Assumed Contracts, whether or not pending or notified on the date of this Agreement, for royalty periods prior to, on or after the Cut-off Date; but the aggregate amount of such liability hereby assumed shall not exceed $1,000,000 with respect to periods ending on or prior to the Cut-off Date, and after Buyer has paid such amounts up to $1,000,000, Sellers will be responsible for such amounts in excess of $1,000,000 with respect to such periods, irrespective of when the claim for such amounts is made; and

                  (iv) All liabilities listed on Schedule 2.2(a).

            (b) Excluded Liabilities. Except as otherwise specifically provided in Section 2.2(a) and elsewhere in this Agreement, Buyer shall not assume and shall in no event be liable for any liabilities, debts or obligations of Sellers, whether accrued, absolute, matured, known or unknown, liquidated or unliquidated, contingent or otherwise, including without limitation:

                  (i) Any liabilities of Sellers or the Subsidiaries for
            federal, state, local or foreign Taxes (except as provided in Section 9.3 for periods prior to the Cut-off Date;

                  (ii) Any indebtedness of Acuff-Rose or its Affiliates,
            including without limitation, loans, advances, Tax sharing agreement obligations and intercompany accounts and guarantees or agreements with Deutsche Bank;

                  (iii) Any severance liabilities in favor of the employees of
            Sellers or the Subsidiaries;

                  (iv) Any liabilities and obligations relating to the Excluded
            Assets;

                  (v) Any pension liabilities or obligations to current or
            former employees of Sellers or the Subsidiaries;

                  (vi) liabilities of Subsidiaries existing as of the Cut-off
            Date;

                  (vii) liability for payment of royalties to Songwriters for the royalty period ended June 30, 2002 (except as to audit claims specified in Section 2.2(a)(iii) above);

                  (viii) liabilities of Sellers arising out of or in connection with this Agreement or contracts of Sellers not assumed hereby; and

                  (ix) lessee's liabilities with respect to the Subsidiary's
            James Street London lease or other leases.

The foregoing obligations and liabilities not assumed by Buyer and described in this Section 2.2(b) are hereinafter called the "Excluded Liabilities".

      2.3 PURCHASE PRICE. Buyer agrees to pay to Seller at the Closing One Hundred Fifty-Seven Million Dollars ($157,000,000) (the "Purchase Price"), by federal funds wire or interbank transfer in immediately available funds, to the bank account(s) designated by Sellers in writing to Buyer prior to the Closing.

      2.4 PRE-CLOSING RECEIPTS; EXPENSE REIMBURSEMENT. All sums of whatsoever nature received by (or on behalf of) Sellers in respect of the Business during the period after June 30, 2002 and prior to the Closing pursuant to accounting statements received by (or on behalf of) Sellers and during the period after June 30, 2002 and prior to the Closing (hereinafter, collectively, "Pre-Closing Receipts") with respect to the Compositions and the Record Assets will be turned over to Buyer at the Closing together with any and all royalty or other statements which evidence the nature and source of all Pre-Closing Receipts sufficient to prepare royalty statements. Buyer will be responsible for the payment of all royalties to Writers, Artists and Producers and for all sums actually payable to third-party income participants and holders of Outside Interests which result from the Pre-Closing Receipts and for Writer advances required by the Songwriter Agreements, and the Pre-Closing Receipts will be reduced by any amount Sellers have expended therefor. Buyer recognizes that Sellers may pay royalty advances to Writers for royalties already received by the Business (but do not anticipate paying other royalties) and required Writer advances. On the Closing Date, Sellers shall pay to Buyer the net amount of all Pre-Closing Receipts, net of the reductions described above, by cashier's check, bank wire transfer or other form approved by Buyer (the "Pre-Closing Receipt Payment"), and Sellers shall certify that the Pre-Closing Receipt Payment equals the net amount of all Pre-Closing Receipts by setting forth in reasonable detail the amount of receipts, reduced by any royalty payments or other payments to third parties made by Sellers as permitted hereunder. In addition, as a reimbursement of a portion of Sellers' expenses incurred in respect of the Business after the Cut-off Date, Buyer shall pay to Sellers at Closing $40,000 per week (pro-rated for any partial weeks) beginning on the Cut-off Date and ending on the Closing
Date), limited to eight weeks (not including employee costs relating to processing of royalty payments for periods prior to and including the Cut-off
Date). At Closing, Sellers shall pay to Buyer $300,000 for cash due to Writers and third parties for amounts received by the Business prior to the Cut-off Date in settlement of the MP3 action.

      2.5 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sellers in Nashville, Tennessee commencing at 9:00 a.m., local time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers may mutually determine (the "Closing Date").

      2.6 DELIVERIES AT THE CLOSING.

            (a) Documents to be Delivered by Sellers. At the Closing, Sellers shall deliver to Buyer the following:

                  (i) An Assignment/Assumption Agreement (the "Assignment/
            Assumption Agreement") in the form attached hereto as Exhibit A and a Bill of Sale and Assignment (the "Bill of Sale") in the form attached hereto as Exhibit B;

                  (ii) For each interest in real property owned by Sellers and identified on Schedule 2.1(a)(ii), a recordable special warranty deed, but subject to the Permitted Encumbrances, and for each interest in real property leased by Sellers and identified on
            Schedule 2.1(a)(ii), an Assignment and Assumption of Lease or such other appropriate document or instrument of transfer, executed by the applicable Seller (the "Real Estate Conveyances");

                  (iii) All assignments of the Intellectual Property, the
            Publishing Assets and the Record Assets, letters of direction and all such other reasonable necessary instruments of transfer and conveyance (the "IP Assignments") that Buyer may request at or prior to the Closing; provided that such instruments shall not contain any representations and warranties or indemnities other than those contained in this Agreement, or otherwise alter or expand upon such representations and warranties;

                  (iv) Stock certificates or other appropriate evidence of
            ownership of the Subsidiaries duly endorsed to Buyer (collectively, with the Assignment/ Assumption Agreement, the IP Assignments and the Real Estate Conveyances, "Sellers' Closing Documents");

                  (v) The certificates and other documents required to be
            delivered by Seller on or before the Closing Date pursuant to
            Section 7.1 hereof or any other provision of this Agreement;

                  (vi) Resignations of officers and directors of the
            Subsidiaries;

                  (vii) The release of the Guaranty of Sellers referenced on
            Schedule 4.4; and

                  (viii) Sellers shall make available any tangible item of the
            Artwork and the Masters that may be stored at premises other than the Property for pick-up by Buyer.

            (b) Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Sellers the following:

                  (i) The Purchase Price;

                  (ii) The Assignment/Assumption Agreement;

                  (iii) The Real Estate Conveyances;

                  (iv) All such other reasonably necessary documents or
            agreements reflecting the assumption of the Assumed Liabilities as Sellers may request at or prior to the Closing (collectively, with the Assignment/Assumption Agreement and the Real Estate Conveyances, the "Buyer Closing Documents"); and

                  (v) The certificates and other documents required to be
            delivered by Buyer on or before the Closing Date pursuant to Section
            7.2 hereof or any other provision of this Agreement.

            (c) Other Actions. On the Closing Date, Sellers and Buyer shall take all such other steps in their reasonable control as may be necessary to fulfill the conditions to Closing set forth in Section 7.1 and 7.2 hereof.

      2.7 ASSUMED CONTRACTS.

            (a) Assumed Contracts. Buyer shall assume at the Closing, effective as of the Effective Date, the obligations of Sellers under all the contracts and agreements of Sellers relating to the Business, including those listed on Schedule 2.7(a) hereto (the "Assumed Contracts").

            (b) Consents. Each Seller shall promptly request and use its reasonable efforts to obtain consent to the assignment to Buyer of material Assumed Contracts requiring consent (collectively, the "Contract Consents"). If any Contract Consent is not obtained, such Assumed Contract shall not be assigned to Buyer. Sellers shall, to the extent practicable, keep the relevant Assumed Contract in effect and give Buyer the benefit of such Assumed Contract to the same extent as if it had not been excluded from the Assets, and Buyer shall perform the obligations under such Assumed Contract on behalf of Sellers to the extent that such obligations would have existed if such Assumed Contract had been assigned to Buyer. If after the Closing Date such Contract Consent is obtained, Buyer shall assume such Assumed Contract as of the date of such Contract Consent. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party thereto.

      2.8 ALLOCATION OF PURCHASE PRICE. For federal Tax purposes, the Purchase Price and the Assumed Liabilities shall be allocated to the Assets in a manner to be agreed upon by Buyer and Sellers within sixty (60) days after the Closing consistent with the Treasury Regulations under Section 1060 of the Code. Sellers and Buyer further agree to cooperate in preparing and filing Form 8594 to be filed with the IRS reflecting the agreed-upon allocation and acknowledge and agree that such allocation was determined by arm's length negotiations and that none of them will take a position on any Tax Return, before any governmental agency charged with the collections of any Tax, or in any judicial proceeding, that is inconsistent with such allocation. Sellers will cooperate with Buyer in filing an election under Section 338(a) of the Code (a "Section 338 Election") relating to the acquisition of the shares of the Subsidiaries; provided, that notwithstanding anything else in the Agreement to the contrary, that (i) all Taxes that result from the 338 Election shall be paid by the Buyer, and the threshold set forth in Section 8.6(b) shall not apply, and (ii) Sellers' Tax liability attributable to the transactions contemplated by this Agreement shall not be greater if such 338 Election is made than if such 338 Election were not made. Sellers shall have no obligation to cooperate in the filing of an election under Section 338(h)(10) of the Code.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3).

      3.1 ORGANIZATION OF BUYER. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

      3.2 AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and the Buyer Closing Documents and to perform its obligations under this Agreement and the Buyer Closing Documents. Each of this Agreement and the Buyer Closing Documents constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Except as required by the HSR Act, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

      3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or the Buyer Closing Documents will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its articles or certificate of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

      3.4 BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

      3.5 SUFFICIENT FUNDS. Buyer has and will continue to have sufficient funds to consummate the transactions contemplated hereby, including, without limitation, to pay the Purchase Price in accordance with the terms of this Agreement, and has all requisite power and authority to make payment of such funds in the manner described herein and such funds are and will be at the time of the consummation of the transactions hereby contemplated free and clear of all claims, liens and encumbrances.

                                   ARTICLE 4
       REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS AND SUBSIDIARIES

      Sellers represent and warrant to Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), including the disclosure schedules delivered by Sellers to Buyer on the date hereof, which constitute a part of this Agreement (the "Schedules").

      4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of Sellers and the Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Sellers and the Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations or results of operations of Sellers and the Subsidiaries taken as a whole (a "Sellers' Material Adverse Effect"). Each of the Sellers and the Subsidiaries has full power and authority to carry on the businesses in which it is engaged and to own and use the Assets owned and used by it. Schedule 4.1 lists the jurisdictions of incorporation of Sellers and the Subsidiaries, the jurisdictions in which each is qualified to do business, and officers of each of the Sellers.

      4.2 AUTHORIZATION OF TRANSACTION. Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions.

      4.3 CAPITALIZATION. The authorized and issued capital stock of each Subsidiary is set forth on Schedule 4.3. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Acuff-Rose. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Subsidiaries. Acuff-Rose holds of record and owns beneficially all issued and outstanding shares of capital stock of the Subsidiaries.

      4.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement or the Sellers' Closing Documents by Sellers will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Sellers or the Subsidiaries is subject or any provision of the charter, certificate of incorporation, articles of incorporation, or articles of conversion as applicable, or bylaws or operating agreement of any of Sellers or the Subsidiaries or (b) except as set forth on Schedule 4.4, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Sellers or the Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), as applicable, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Sellers' Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as required by the HSR Act, none of Sellers or the Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Sellers' Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

      4.5 BROKERS' FEES. None of Sellers or the Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      4.6 TITLE TO TANGIBLE ASSETS. Sellers and the Subsidiaries have, or will have, good title to, or a valid leasehold interest in, the tangible properties included in the Assets as of the Closing Date free and clear of all Security Interests but subject to the Permitted Encumbrances, except for properties and Assets disposed of in the Ordinary Course of Business since the date hereof.

      4.7 LEGAL COMPLIANCE. Except as set forth on Schedule 4.7, each of Sellers and the Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply, except where the failure to comply would not have a Sellers' Material Adverse Effect.

      4.8 SUBSIDIARY LIABILITIES. To Sellers' Knowledge, there are no material liabilities of the Subsidiaries except under affiliation agreements, songwriter agreements for which no advance payments will become due for periods after the Cut-off Date, one lease agreement for space at 25 James Street, London England, all of which is subleased to a third party and the agreements listed on Schedule 4.8.

      4.9 REAL PROPERTY.

            (a) Schedule 2.1(a)(ii) lists all real property owned by Seller. The Subsidiaries own no real property. With respect to each such parcel of owned Property, except as set forth on Schedule 4.9:

                  (i) the identified owner has good and marketable title to the parcel of Property, free and clear of any Security Interest, except the Permitted Encumbrances;

                  (ii) there are no pending or, to the Knowledge of Sellers, threatened condemnation proceedings, lawsuits, or administrative actions relating to Property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

                  (iii) the buildings and improvements located on such parcel are located within the boundary lines of such parcel, are not in material violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted nonconforming structure" classifications), and do not encroach on any easement which may burden the land, except where the failure to be located within such boundary lines, such violations or such encroachments would not have a material adverse effect on the operations of the Business as currently conducted.

                  (iv) all facilities have received all approvals of
            governmental authorities (including material licenses and permits) required in connection with the ownership, construction, occupancy or operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects;

                  (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Property;

                  (vi) to the Knowledge of Sellers, the Property located at 65
            Music Square West is in compliance in all material respects with the applicable provisions of Title III of the Americans with Disabilities Act; and

                  (vii) there are no outstanding options or rights of first
            refusal to purchase the parcel of Property, or any portion thereof or interest therein.

      4.10 TANGIBLE ASSETS. The Property and Equipment, and other tangible assets that Sellers and the Subsidiaries own and lease are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) (except no representation is made with respect to the File Net Imaging System).

      4.11 CONTRACTS. Schedule 4.11 lists the following contracts and other agreements to which any Seller and any Subsidiary is a party:

            (a) INTENTIONALLY OMITTED.

            (b) INTENTIONALLY OMITTED.

            (c) any agreement concerning a partnership or joint venture;

            (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

            (e) any material agreement concerning confidentiality or noncompetition;

            (f) any agreement under which the consequences of a default or termination could have a Sellers' Material Adverse Effect; or

            (g) any other agreement (or group of related agreements) the performance of which by Sellers or the Subsidiaries involves guaranteed aggregate payments following the Cut-off Date in excess of $100,000.

      With respect to each such agreement: (x) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (y) to the Knowledge of Sellers, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (z) to the Knowledge of Sellers, no party has repudiated any material provision of the agreement.

      4.12 LITIGATION. Schedule 4.12 sets forth each instance in which any of Sellers and the Subsidiaries (a) is subject to any material outstanding injunction, judgment, order, decree, ruling, or charge with respect to the Business; (b) is a party or, to the Knowledge of Sellers, is threatened to be made a party to any material action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or mediator; or (c) has received any notice of claims by third parties.

      4.13 EMPLOYEES. To the Knowledge of Sellers, no executive, key employee, or significant group of employees plans to terminate employment with any Seller or any Subsidiaries. There will be no employees of the Subsidiaries as of the Closing Date. None of the Sellers or the Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. None of the Sellers have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Sellers or the Subsidiaries.

      4.14 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

            (a) Each of the Sellers and the Subsidiaries is in compliance, in all material respects, with all Environmental, Health, and Safety Requirements.

            (b) Without limiting the generality of Section 4.14(a), each of Sellers, the Subsidiaries, and their respective Affiliates, has obtained and is in compliance with, in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the operation of its business.

            (c) Except as set forth in Schedule 4.14(c) none of the Sellers, the Subsidiaries, or their respective Affiliates has received any written notice from any federal, state, local or foreign governmental authority regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

            (d) Except as set forth in Schedule 4.14(d), to the Knowledge of Sellers and the Subsidiaries, none of the following exists at any Property or facility owned or operated by Sellers or the Subsidiaries: (i) underground storage tanks, (ii) asbestos containing material in any friable and damaged form or condition, or (iii) landfills, surface impoundments, or Hazardous Material disposal areas.

            (e) None of the Sellers or the Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled, or released any Hazardous Materials in or upon the Property in a manner that has given or is likely to give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

            (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

      4.15 PERFORMANCE RIGHTS SOCIETIES; AGENTS. Sellers and the Subsidiaries are affiliated publisher members of all appropriate performing rights societies and have certain agents for licensing rights in and to the Compositions as set forth on Schedule 4.15. Said Schedule lists all membership agreements with said performing rights societies and other agents, the date(s) thereof and the periods governed thereby. Sellers have properly registered all material commercially exploited and/or publicly performed Compositions with all such appropriate performing rights societies and agents.

      4.16 COMPOSITIONS; MASTERS.

      To the Knowledge of Sellers:

            (a) Each of the Compositions is an original creation of the Writer and protectable under the copyright laws of the United States, is subject to protection of the Universal Copyright Convention and the Beme Union, where applicable, and does not infringe the copyrights of any musical composition or other work the rights to which are owned by any other Person. No Composition is defamatory or violates the civil rights of any Person or any right of privacy or publicity.

            (b) Each of the Record Assets is the original work of its author and, except for Masters first fixed before February 15, 1972, protectable under the copyright laws of the United States and does not infringe the copyrights of any other works the rights to which are owned by any other person.

            (c) To the extent that any Composition or Record Assets was acquired from any Person, such Persons have warranted and represented to Sellers (and have agreed to indemnify Sellers as a result of any breach of such warranty or representation), in writing, that such Compositions or Record Assets are original and do not infringe upon any other works or violate the rights of any other Person; such representations and warranties, indemnities and all underlying agreements are assignable and the benefits and enforcement of such representations, warranties, indemnities and agreements shall inure to Buyer and its Affiliates hereunder.

            (d) Sellers have not received any notice of infringement or conflict with the asserted rights of any other Person in respect of any of the Compositions or Record Assets.

            (e) Sellers administer, own or co-own each of the Compositions and the Record Assets.

            (f) All of Sellers' and the Subsidiaries' Copyright Interests in the Compositions and the Masters are fully assignable.

            (g) At Closing, there will be no Security Interests in, liabilities, claims or encumbrances or liens on the Publishing Assets or Record Assets.

            (h) Sellers have not received any material advances for use of the Compositions or the Masters before they would otherwise have become due, outside of the Ordinary Course of Business.

      4.17 UNRECOUPED ADVANCES TO SELLERS. Except as set forth on Schedule 4.17, as of the date of such schedule there are no advances paid or payable to Sellers which are recoupable from or chargeable against income derived from the Compositions.

      4.18 LIMITATION OF PAYMENTS. The execution hereof and the consummation of the transaction contemplated hereby shall not cause Buyer to be required to make any payments of any nature to acquire the Compositions or other Assets except as specifically provided for in this Agreement, or as set forth on Schedule 4.18.

      4.19 LICENSES AND SUBPUBLISHING AGREEMENTS. Except as so indicated on
Schedule 4.19, none of Sellers has issued any material Licenses in respect of any of the Publishing Assets which: (a) provide for no consideration to be paid to Sellers or their assigns; or (b) grant exclusive rights to any user of the Publishing Assets; or (c) purport to govern all or a substantial number of the Compositions or, in the case of Sellers or Sellers' Affiliates, purport to govern a substantial number of their respective Compositions; or (d) was issued other than in the Ordinary Course of Business. Schedule 4.19(c) constitutes true and correct copies of all material Subpublishing Agreements to which Sellers or the Subsidiaries are a party.

      4.20 HISTORICAL NPS AND NRR. The aggregate NPS and NRR for the period commencing on January 1, 1999 and ending on March 31, 2002 (set forth on Schedule 4.20 attached hereto) is $27,396,818, and Sellers warrant and represent that the Compositions and Record Assets generated all of the aggregate NPS and NRR specified on such Schedule, except as designated on such Schedule. The NPS and NRR does not include any payments of Gross Revenues which have been accelerated to a time earlier than the time at which such payment otherwise would have been made so as to prematurely include such payments in an accounting period with a view toward distorting the NPS for such period. The books and records of the Business reflecting the revenues from the Compositions and the Record Assets for the period beginning January 1, 2002, up to and including the Closing Date, are and will be complete and correct in all material respects, and have been and will be prepared on an accrual basis pursuant to GAAP consistently applied and in the Ordinary Course of Business. The aggregate NPS and NRR set forth on Schedule 4.20 reflects all revenues earned from the exploitation of the

Compositions and Record Assets as well as all royalties, obligations and contractual benefits of whatsoever kind or nature which have been paid (or provided for) to the Writers, holders of any Outside Interest or other Persons during that period and said statement of aggregate NPS and NRR is true and accurate in all material respects. There are no revenues reflected on the statement of aggregate NPS and NRR annexed hereto as Schedule 4.20 (except as set forth thereon) which were derived from any assets of Sellers, of whatsoever nature, other than the Compositions and Record Assets.

      4.21 NAMES. Sellers own all rights in and to the Names. Sellers covenant that, following the Closing Date, neither Sellers nor any successor-in interest of Sellers, or any Person owned or controlled, in whole or in part, by Sellers or any successor-in-interest of Sellers, will use any of the Names or any confusingly similar derivation of the Names in connection with the exploitation of musical compositions or sound recordings anywhere in the world.

      4.22 TOP 120 SONGS. The Top 120 Songs and/or revenue interests based on NPS and NRR for the five year and one quarter period ended March 31, 2002 provided during due diligence and listed on Schedule 4.22 (the "Top 120 Songs") attached hereto represent approximately 62.79 percent of the average annual aggregate NPS and NRR, net of foreign subpublishers fees, for the period from January 1, 1999 to March 31, 2002. The figures for Sellers' Publisher's Copyright Interest, Publisher's Performance Collection Percentage, Publisher's Performance Retention Percentage, Publisher's Non-performance Collection Percentage and Publisher's Non-Performance Retention Percentage interest set forth on such schedule are true and correct in all material respects.

      4.23 RENEWAL RIGHTS. Sellers have acquired the renewal term copyright rights in and to the Top 120 Songs, except as listed on Schedule 4.23 attached hereto.

      4.24 NOTICE OF TERMINATION. Sellers have received no notices of termination of transfers for the Top 120 Songs pursuant to Sections 203(a) and 304(c) of 17 U.S.C., other than notices received from Hank Williams, Jr. with respect to the extended renewal term of copyright in compositions authored by his late father, Hiriam "Hank" Williams.

      4.25 SCHEDULE OF COMPOSITIONS AND MASTERS. Schedule 4.25 contains a true and correct list of all Compositions, including the title, authors, copyright owner(s) and percentage ownership interests, and Masters. Since January 1, 2001, there have been no assignments of Compositions or Masters other than in the Ordinary Course of Business.

      4.26 SONGWRITER AGREEMENTS. Schedule 4.26 contains true and complete copies of the Songwriter Agreement or Acquisition Document pursuant to which Seller acquired its rights in each of the Top 120 Songs.

      4.27 TRADEMARKS AND DOMAIN NAMES. Attached hereto as Schedule 4.27 is a complete list of registered trademarks, pending patent applications and, to Sellers' Knowledge, domain names included in the Assets.

                                   ARTICLE 5.
                              PRE-CLOSING COVENANTS

      The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

      5.1 GENERAL. Each of the Parties will use their reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7).

      5.2 NOTICES AND CONSENTS. Sellers shall give any notices to third parties, and will use their reasonable best efforts to obtain any Contract Consents that Buyer reasonably may request in connection with the matters referred to in
Section 4.4. Each of the Parties will give any notices to, make any filings with, and use their reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4.4.

      5.3 OPERATION OF BUSINESS. Sellers will not, and will not cause or permit any of the Subsidiaries to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Sellers will not enter into any exclusive Licenses relating to the exploitation of the Compositions or Masters including Licenses granting product exclusivity. Sellers shall perform all material obligations of Sellers under all Songwriter Agreements, Artist/Producer Agreements and Acquisition Documents in the Ordinary Course of Business. Without limiting the generality of the foregoing, without the prior written consent of Buyer, Sellers will not, and will not cause or permit any of the Subsidiaries, except in the Ordinary Course of Business to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, incur indebtedness to third parties or dispose of any of its assets. Notwithstanding the foregoing, Sellers may take actions to dividend cash to Affiliates, or take other corporate actions to convert intercompany receivables into equity of subsidiaries or owned entities or otherwise pay off or cancel intercompany accounts prior to Closing. In addition, Sellers may take any and all actions necessary or advisable in order to convert to limited liability companies prior to the Closing Date.

      5.4 PRESERVATION OF BUSINESS. Each of Sellers and the Subsidiaries will use reasonable commercial efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

      5.5 FULL ACCESS. Sellers will permit, and will cause the Subsidiaries to permit, representatives of Buyer to have full access at all reasonable times, upon two business days notice and in a manner so as not to interfere with the normal business operations of Sellers and the Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Sellers and the Subsidiaries. Buyer will treat and hold as such any Confidential Information it receives from Sellers and the Subsidiaries in the course of the reviews contemplated by this Section 5.5, pursuant to the Confidentiality Agreement.

      5.6 NOTICE OF DEVELOPMENTS. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Article 4. Buyer will give prompt written notice to Sellers of any material adverse development causing a breach of any of Buyer's representations and warranties in Article 3.

      5.7 ACQUISITION PROPOSALS. Sellers shall not, and shall not authorize or permit any of the Subsidiaries or any of their or the Subsidiaries' officers, directors, employees or agents to, directly or indirectly, solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any non-public information to any Person (other than Buyer or any of their affiliates or representatives) concerning, other than the transactions contemplated by this Agreement, any proposal or inquiry relating to any merger, consolidation, tender offer, exchange offer, sale of 10% or more of any of the Sellers' assets, sale of 10% or more of the shares of capital stock or other securities of any Seller or similar business combination transaction involving any Seller or any Subsidiary. Any purported assignment by Sellers of the Publishing Assets or the Record Assets other than as provided herein shall be void from inception.

      5.8 HSR FILINGS. As promptly as possible after the date of this Agreement (but in any event no later than twelve (12) days hereafter), Buyer and Sellers shall make, or cause to be made, all filings, notifications and applications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") required to be made by them and take all necessary corporate and other action and use commercially reasonable efforts to obtain promptly all required consents, approvals, authorizations, exemptions and waivers of the Federal Trade Commission and the Antitrust Division of the Justice Department necessary to consummate the transactions contemplated by this Agreement. Buyer shall cooperate with Sellers (including taking all actions requested by Sellers to cause early termination of any applicable waiting period under the HSR Act) and provide to Sellers such information as Sellers may reasonably require to make such filings and notifications and prepare such applications required by the HSR Act. Sellers shall cooperate with Buyer (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act) and provide to Buyer such information as Buyer may reasonably require to make such filings and notifications and prepare such applications required by the HSR Act. Buyer shall pay all filing fees of Buyer and Sellers payable in connection with the filings under the HSR Act.

                                   ARTICLE 6.
                             POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the
Closing:

      6.1 GENERAL. In case at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8). Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Assets, except as provided in Section 2.1(b). With respect to the resolution of audit claims, Buyer agrees to resolve such claims consistent with its past practice in the ordinary course of business of its music publishing business.

      6.2 LITIGATION SUPPORT. In the event and for so long as any Party or Affiliate actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, judgment or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Seller or any Subsidiary, each of the other Parties will cooperate with such Party and such Party's counsel and cause its Affiliates so to cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party or Affiliate (unless the contesting or defending Party is entitled to indemnification therefor under
Article 8).

      6.3 TRANSITION. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Sellers or the Subsidiaries from maintaining the same business relationships with respect to the Business with Buyer after the Closing as it maintained with Sellers and the Subsidiaries prior to the Closing.

      6.4 CONFIDENTIALITY. The terms and conditions of that certain letter agreement dated February 21, 2002 by and between Buyer and Sellers (or their affiliates) are incorporated by reference herein and shall be binding on Buyer and Sellers, and shall survive the Closing indefinitely, but after the Closing Buyer shall be permitted to disclose information relating to the Assets as they exist on and after the Cut-off Date in the ordinary course of business.

      6.5 EMPLOYEE BENEFITS MATTERS. Buyer agrees to offer employment to at least 7 employees of Sellers and the Subsidiaries as of the Closing Date on terms and at a salary and benefit level commensurate with "Sony/ATV/Nashville" employment policies. Buyer will consider hiring, on a preferred basis, other of Sellers' employees for all other vacant positions at Buyer or its affiliates that arise as a result of the transactions contemplated hereby. On or before July 31, 2002, Buyer will make reasonable best efforts to inform Sellers of the names of those persons to whom Buyer intends to offer employment. Effective as of the Closing, the Subsidiaries and each of their present and former employees shall cease participating in Sellers' Employee Benefit Plans, but Sellers shall be responsible for benefits for periods prior to the Closing Date, subject to the reimbursement provisions herein.

      6.6 BULK SALES. Buyer acknowledges that Sellers are not complying with the provisions of the bulk sales or similar laws of any and all states, and Buyer hereby waives compliance by Sellers therewith.

                                   ARTICLE 7.
                        CONDITIONS TO OBLIGATION TO CLOSE

      7.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) the representations and warranties set forth in Article 4 shall be true and correct in all material respects at and as of the Closing Date;

            (b) Each of Sellers and the Subsidiaries shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (c) no injunction, judgment, order, decree, ruling or charge shall be in effect which purports to prevent consummation of any of the transactions contemplated by this Agreement;

            (d) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Section 7.1(a) through 7.1(c) is satisfied in all respects;

            (e) the waiting periods under the HSR Act shall have expired or been terminated early;

            (f) the relevant parties shall have executed and delivered (or tendered subject to Closing) the (i) Assignment/Assumption Agreement, (ii) the Real Estate Conveyances, and (iii) the IP Assignments;

            (g) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Subsidiaries; and

            (h) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

      7.2 CONDITIONS TO OBLIGATION OF SELLERS AND THE SUBSIDIARIES. The obligation of Sellers and the Subsidiaries to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) the representations and warranties set forth in Article 3 shall be true and correct in all material respects at and as of the Closing Date;

            (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (c) no injunction, judgment, order, decree, ruling or charge shall be in effect which purports to prevent consummation of any of the transactions contemplated by this Agreement;

            (d) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Section 7.2(a) through 7.2(c) is satisfied in all respects;

            (e) the waiting periods under the HSR Act shall have expired or been terminated early;

            (f) the relevant parties shall have entered into the (i) Assignment/Assumption Agreement and (ii) Real Estate Conveyances; and

            (g) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

                                   ARTICLE 8.
                                 INDEMNIFICATION

      8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Sellers contained in Article 4 shall survive the Closing (unless Buyer knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. All of the representations and warranties of Buyer contained in
Article 3 shall survive the Closing (unless Sellers knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. Buyer acknowledges that, except for the representations and warranties of Sellers specifically set forth in Article 4 and the Schedules, Buyer has not relied on any information provided by Sellers or the Subsidiaries in connection with the transactions contemplated by this Agreement as constituting a representation or warranty of Sellers or the Subsidiaries.

      8.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER. In the event Sellers breach (or in the event any third party alleges facts that, if true, would mean any Sellers have breached) any representations, warranties, covenants or agreements of Sellers contained herein, and, provided Buyer issues a Claim Notice (as hereinafter defined) within any such survival period, then, subject to the terms hereof, each Seller jointly and severally agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) regardless of when the Adverse Consequences may occur.

      8.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLERS. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any representations, warranties, covenants or agreements of Buyer contained herein, and provided Sellers issue a Claim Notice within any survival period, then Buyer agrees, jointly and severally, to indemnify Sellers from and against the entirety of any Adverse Consequences Sellers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach).

      8.4 PROCEDURE FOR MATTERS INVOLVING THIRD PARTIES.

            (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article 8, then the Indemnified Party shall promptly issue a Claim Notice to the Indemnifying Party with respect thereto.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days following the receipt of the Claim Notice that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, except the Indemnifying Party may consent to the entry of judgment or settlement without the consent of the Indemnified Party if the judgment or settlement is solely for money damages.

            (d) In the event any of the conditions in Section 8.4(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
      Article 8.

            (e) Notice of Claim. A Party suffering Adverse Consequences or a Party that determines that any occurrence or claim may result in Adverse Consequences that gives or could give rise to a claim for indemnification under this Article 8 shall promptly notify each other Party thereof in writing (a "Claim Notice") in accordance with Section 11.7. The Claim Notice shall contain a brief description of the nature of the Adverse Consequences suffered and, if practicable, an aggregate dollar value estimate of the Adverse Consequence suffered. No delay in the issuance of a Claim Notice shall relieve any Party from any obligation under this
      Article 8, unless and solely to the extent such Party is thereby prejudiced.

      8.5 LIMITATIONS ON SELLERS' INDEMNIFICATION LIABILITY.

            (a) Ceiling: Sellers' collective aggregate liability for indemnification claims under this Article 8 shall not exceed the amount of the Purchase Price for Claim Notices delivered until the date that is nine months after the Closing Date (the same day of the month) (the "First Period"). Sellers' collective aggregate liability for Claim Notices delivered from the date that is nine months after until the date that is eighteen months after the Closing Date (the same day of the month) (the "Second Period") shall not exceed one-half of the Purchase Price, minus the dollar amount with respect to Claim Notices delivered during the First Period. Sellers' collective aggregate liability for Claim Notices delivered from the date that is eighteen months after the Closing Date until the third anniversary of the Closing Date (the "Third Period") shall not exceed one-fourth of the Purchase Price, minus the dollar amount with respect to Claim Notices delivered during the First Period and the Second Period.

            (b) Basket/Threshold: No Seller shall have any liability for indemnification claims under this Article 8, unless and until the aggregate Adverse Consequences claimed under Section 8.2 exceed One Million Dollars ($1,000,000) (excluding all Adverse Consequences less than Twenty-Five Thousand Dollars ($25,000)) and then only for an amount by which such Adverse Consequences exceed One Million Dollars ($1,000,000). This threshold does not apply to Writer audit claims in excess of $1,000,000 to be paid by Sellers under Section 2.2(a)(iii).

            (c) Period: No indemnification shall be available after the date that is three years after the Closing Date, except in respect of Adverse Consequences relating to Claim Notices delivered prior to such date.

      8.6 LIMITATIONS ON BUYER'S INDEMNIFICATION LIABILITY.

            (a) Ceiling: Buyer's aggregate liability for indemnification claims under this Article 8 shall not exceed the amount of the Purchase Price for Claim Notices delivered during the First Period. Buyer's aggregate liability for Claim Notices delivered during the Second Period shall not exceed one-half of the Purchase Price, minus the dollar amount with respect to Claim Notices delivered during the First Period. Buyer's aggregate liability for Claim Notices delivered during the Third Period shall not exceed one-fourth of the Purchase Price minus the dollar amount with respect to Claim Notices delivered during the First Period and the Second Period; provided that the limit in this

      Section 8.6(a) shall not apply to any failure to close and pay the Purchase Price as required hereunder.

            (b) Basket/Threshold: Buyer shall have no liability for indemnification claims under this Article 8, unless and until the aggregate Adverse Consequences claimed under Section 8.3 exceed One Million Dollars ($1,000,000) (excluding all Adverse Consequences less than Twenty-Five Thousand Dollars ($25,000)) and then only for an amount by which such Adverse Consequences exceed One Million Dollars ($1,000,000); except this threshold shall not apply to any failure to close and pay the Purchase Price as required hereunder or to pay the Assumed Liabilities.

            (c) Period: No indemnification shall be available after the date that is three years after the Closing Date, except in respect of Adverse Consequences relating to Claim Notices delivered prior to such date.

      8.7 DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) and Tax benefits and/or consequences in determining Adverse Consequences for purposes of this Article 8.

      8.8 BREACH OF REPRESENTATIONS OR WARRANTIES OF COPYRIGHT OWNERSHIP BY SELLERS; DAMAGE CALCULATION. Sellers recognize that Buyer employs unique and special resources in exploiting the assets Buyer owns or in which Buyer has an interest and that the purchase price paid by Buyer for the Assets hereunder is based upon Buyer's determination of the future income Buyer could derive from the Assets by employing Buyer's unique and special resources. Accordingly, each party agrees that it is extremely difficult and impractical to ascertain the extent of the detriment which would be caused in the event of any material breach of the warranties or representations of Sellers contained in this Agreement with respect to the Compositions or Masters or of any interest therein and the sale, assignment and transfer to Buyer of all of Sellers' right, title and interest therein as provided for in this Agreement. To avoid the problem of quantifying damages in any such event, if any of the Compositions or Masters or any interest therein is not effectively transferred to Buyer by virtue of a defect in Sellers' title therein or other breach of a warranty or representation of Sellers contained in this Agreement (including, without limitation, failure to effect transfer resulting from any claim that an Asset or the exploitation thereof infringes on some other party's rights, provided the claim concerned has been settled with Sellers' consent, which consent shall not be unreasonably withheld, or reduced to final judgment; it being understood that Buyer shall have no obligation to appeal any adverse judgment), then Sellers and Buyer agree to fix compensatory damages in an amount equal to the average annual NPS/NRR attributed to the Compositions or Masters in question (or portion thereof not so transferred) for the thirteen (13) quarters ending March 31, 2002 (computed by dividing the total NPS/NRR for such periods by 3.25), multiplied by eighteen
(18). (It is understood that such compensatory damages shall be reduced by the amount of any income received by Buyer with respect to such Asset after the Cut-off Date and not paid to a third party, including, without limitation, songwriters, Artists, other royalty participants or the owner(s) of the work infringed by such Asset.) Such end product shall, in the absence of fraud, constitute Buyer's sole compensatory damages for such breach, subject to Section 8.5(b) above.

      8.9 EXCLUSIVE REMEDY. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Article 8 shall be the exclusive remedy of Buyer if and after the Closing has occurred with respect to the transactions contemplated by this Agreement.

                                   ARTICLE 9.
                                   TAX MATTERS

      9.1 TAX PERIODS.

            (a) Tax Periods Ending on or Before the Cut-off Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Subsidiaries for all periods ending on or prior to the Cut-off Date which are filed after the Cut-off Date. Sellers shall pay or cause to be paid when due any and all Taxes due on each such Tax Return.

            (b) Tax Periods Beginning Before and Ending After the Cut-off Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Subsidiaries for all periods which begin before the Cut-off Date and end after the Cut-off Date, and shall pay when due the Taxes shown on such Tax Returns. Buyer shall permit Sellers to review and comment on each such Tax Return prior to filing. Sellers shall indemnify Buyer for Taxes paid in respect of such Tax Returns equal to the portion of such Taxes that relates to the portion of the taxable period ending on the Cut-off Date. For purposes of this Section 9.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Cut-off Date, the portion of such Tax which relates to the portion of such Tax period ending on the Cut-off Date shall be deemed equal to the amount which would be payable if the relevant Tax period ended on the Cut-off Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Subsidiaries.

      9.2 REFUNDS AND TAX BENEFITS. Any Tax refunds of the Subsidiaries that are received by Buyer and any amounts credited against Tax to which Buyer or the Subsidiaries and any Subsidiary become entitled that relate to Tax periods of the Subsidiaries or portions thereof ending on or before the Cut-off Date shall be for the account of Seller. Buyer shall use reasonable efforts to obtain any such refund or credit and shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto less the allocated portion of direct costs incurred.

      9.3 CERTAIN TAXES. Seller and Buyer agree that inasmuch as the Assets purchased hereunder include substantially all the operating assets of Sellers, the sale and purchase of the Assets, other than the motor vehicles and the real property, may be exempt from sales and use taxes or other transfer taxes in the jurisdictions in which the Assets are located pursuant to the bulk sale or occasional sale provisions in the applicable statutes in such jurisdictions, and Buyer and Sellers shall treat the transfer of the Assets provided for herein as a bulk or occasional sale for all purposes; provided, however, that to the extent it shall be determined after the date of the Agreement that, through no fault or misrepresentation on the part of Sellers, the sale by Sellers, and the purchase by Buyer of all or any portion of the Assets (including the vehicles and the real property) is subject to a sale, use or other transfer tax or recording tax, then such tax shall be paid by Buyer. The parties shall cooperate with each other in the preparation, execution and filing of any Tax Returns that may be required in connection with such Taxes and any related filing fees, notarial fees and other costs.

      9.4 COOPERATION ON TAX MATTERS. Sellers, Buyer and the Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns for the Subsidiaries. Such cooperation shall include the retention and (upon the other party's request), the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Sellers and the Subsidiaries agree to retain all books and records with respect to Tax matters pertinent to the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

      9.5 TAX AUDITS.

            (a) Sellers shall have the sole right to represent the interests of the Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns for periods ending prior to the Cut-off Date and to employ counsel of its choice at its expense; provided, that, (i) Buyer shall be entitled to participate in any such audit or proceeding at its own expense, and (ii) Sellers shall not be entitled to settle any claim for Taxes that would adversely affect the liability for Taxes of Buyer or the Subsidiaries without the prior written consent of Buyer, which consent shall not be unreasonably withheld. If any Taxing Authority asserts a claim, makes an assessment or otherwise disputes or affects any Tax for which Sellers are responsible hereunder, Buyer shall, promptly upon receipt by Buyer or the Subsidiaries of notice thereof, inform Sellers thereof.

            (b) Buyer shall have the sole right to represent the interests of the Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns for periods ending after the Cut-off Date and to employ counsel of its choice at its expense; provided, that Sellers shall be entitled to participate, at their own expense, in any Tax audit or administrative or court proceeding relating to any Tax Return for any period that begins before and ends after the Cut-off Date.

                                  ARTICLE 10.
                                   TERMINATION

      10.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

            (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing

                  (i) in the event Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or

                  (ii) if the Closing shall not have occurred on or before
            October 31, 2002, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

            (c) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing

                  (i) in the event Buyer has breached any representation,
            warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or

                  (ii) if the Closing shall not have occurred on or before
            October 31, 2002, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant contained in this Agreement).

      10.2 EFFECT OF TERMINATION; SPECIFIC PERFORMANCE. If any Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then committing willful default or willful breach); provided, however, that the confidentiality provisions contained in Section 5.5 and Section 6.4 shall survive termination. In the event that Buyer breaches its obligation to close and pay the Purchase Price pursuant to the terms hereof, Sellers would suffer irreparable damage and therefore shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity. If any Party terminates this Agreement other than as permitted by Section 10.1, the non-breaching party would suffer irreparable damage and therefore shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

                                  ARTICLE 11.
                                  MISCELLANEOUS

      11.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it determines in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

      11.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      11.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and, except as provided in Section 6.4, supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

      11.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      11.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      11.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Sellers:           Acuff-Rose Music Publishing, Inc.
                                  One Gaylord Drive
                                  Nashville, TN  37214
                                  Attn: Carter R. Todd
                                  Telephone: (615) 316-6186
                                  Facsimile: (615) 316-6544

         Copy to:                 Bass, Berry & Sims PLC
                                  AmSouth Center, Suite 2700
                                  315 Deaderick Street
                                  Nashville, TN 37238
                                  Attn: F. Mitchell Walker, Jr.
                                  Telephone: (615) 742-6275
                                  Facsimile: (615) 742-2775

         If to Buyer:             Sony/ATV Music Publishing LLC
                                  550 Madison Avenue
                                  New York, NY 10022
                                  Attn: Senior Vice President, Business Affairs
                                  Telephone: (212) 833-5391
                                  Facsimile: (212) 833-8652

         Copy to:                 Stuart Prager, Esq.
                                  10 East 40th Street, Suite 3100
                                  New York, New York 10016
                                  Telephone: (212) 689-6694
                                  Facsimile: (212) 679-5298

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be made available by giving the other Parties notice in the manner herein set forth.

      11.8 GOVERNING LAW. Except to the extent preempted by federal law (e.g., ERISA), this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

      11.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      11.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11.11 EXPENSES. Except as provided herein regarding indemnification matters, each of the Parties will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay the cost of any title policies or surveys it elects to obtain, and shall pay all recording costs. Without limiting the foregoing, the parties shall pro rate (as of the Cut-off Date), if applicable, real estate payments, and real estate and personal property taxes.

      11.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      11.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


                            BUYER:

                            SONY/ATV MUSIC PUBLISHING LLC

                            By: /s/ Richard Rowe
                               -------------------------------------------------
                            Name: Richard Rowe
                                 -----------------------------------------------
                            Title: President
                                  ----------------------------------------------


                            SELLERS:

                            ACUFF-ROSE MUSIC PUBLISHING, INC.

                            By: /s/ Carter R. Todd
                               -------------------------------------------------
                            Name: Carter R. Todd
                                 -----------------------------------------------
                            Title: Vice President and Secretary
                                  ----------------------------------------------


                            ACUFF-ROSE MUSIC, INC.

                            By: /s/ Carter R. Todd
                               -------------------------------------------------
                            Name: Carter R. Todd
                                 -----------------------------------------------
                            Title: Vice President and Secretary
                                  ----------------------------------------------


                            MILENE MUSIC, INC.

                            By: /s/ Carter R. Todd
                               -------------------------------------------------
                            Name: Carter R. Todd
                                 -----------------------------------------------
                            Title: Vice President and Secretary
                                  ----------------------------------------------

                            SPRINGHOUSE MUSIC, INC.

                            By: /s/ Carter R. Todd
                               -------------------------------------------------
                            Name: Carter R. Todd
                                 -----------------------------------------------
                            Title: Vice President and Secretary
                                  ----------------------------------------------


                            HICKORY RECORDS, INC.

                            By: /s/ Carter R. Todd
                               -------------------------------------------------
                            Name: Carter R. Todd
                                 -----------------------------------------------
                            Title: Vice President and Secretary
                                  ----------------------------------------------